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                                                                    Exhibit 99.7

                            [NORTHWESTERN LETTERHEAD]

May 16, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: RELEASE NOS. 33-8070; 34-45590; 35-27503; 39-2395; IA-2018;
IC-25464; FR-62; FILE No. S7-03-02 (the "Release")

Ladies and Gentlemen:

     In accordance with the Release, you are hereby notified that NorthWestern Corporation ("NorthWestern") has received from Arthur Andersen LLP ("Andersen") representations that the audit of NorthWestern's financial statements as of December 31, 2001 and December 31, 2000 and for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,


/s/ Kurt D. Whitesel

Kurt D. Whitesel
Corporate Controller and Treasurer